EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               BE AEROSPACE, INC.

         BE Aerospace, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That on January 31, 2006, the Board of Directors of the Corporation adopted the following resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring the advisability thereof and calling for submission of the proposed amendment to the stockholders of the Corporation for their approval and adoption:

RESOLVED:   That a proposal to amend this Corporation's Restated Certificate of
            Incorporation to increase the number of shares of Common Stock, $0.01 per value per share, that this Corporation shall have authority to issue from 100,000,000 to 200,000,000 be, and the same is, hereby approved; that the Restated Certificate of Incorporation of this Corporation be amended by changing the first sentence of
            Article 4 thereof so that, as amended, said sentence of said Article reads as follows:

               "The total number of shares of all classes of capital stock that this Corporation shall have authority to issue is 201,000,000, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share, and 1,000,000 shares of Preferred Stock, $0.01 par value per share."

            and that such proposal be submitted as Proposal No. 3 ("Proposal No. 3") to this Corporation's stockholders for their consideration and approval at the 2006 Annual Meeting of this Corporation.

RESOLVED:   That, upon approval by the stockholders of this Corporation of
            Proposal No. 3 at the Annual Meeting of this Corporation, the officers of this Corporation at the time in office be, and they are, and each of them acting singly is, hereby authorized and empowered, in the name and on behalf of this Corporation, to take any and all action and to execute and deliver any and all documents, agreements, instruments, or certificates, including, without limitation, (i) executing, acknowledging and filing with the Delaware Secretary of State a certificate setting forth the approved amendment (the
            "Amendment") and certifying that said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware Corporation Law, and (ii) executing, acknowledging and filing with such other authorities in such other jurisdictions in which this Corporation is qualified to do business such papers as may be required by the rules of such jurisdiction in connection with said Amendment, and to do or cause


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            to be done any and all such other acts and things as may be by his, her or their judgment necessary, desirable, or appropriate in order to give effect to and carry out the intent of this resolution and the stockholder vote, the execution and delivery of any such document, instrument or certificate, the taking of any such action, and the doing of any such thing to be conclusive evidence of the authority of the officer or officers so acting in the premises and to be conclusive evidence that the same has been approved by the Board of Directors.

         SECOND: That the annual meeting of stockholders of the Corporation was duly called and subsequently held on June 28, 2006, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, BE Aerospace, Inc. has caused this certificate to be signed by Jeffrey P. Holtzman, its Vice President-Finance and Treasurer, this 19th day of July, 2006.

                                      BE AEROSPACE, INC.


                                      By:/s/  Jeffrey P. Holtzman
                                         ---------------------------------------
                                          Jeffrey P. Holtzman
                                          Vice President-Finance and Treasurer


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